Exhibit 8.1

90 Park Avenue
New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: 212-210-9549	Email: heather.ripley@alston.com

November 1, 2022

The First Bancshares, Inc.

6480 U.S. Hwy. 98 West

Hattiesburg, Mississippi 39402

Re:	Tax Opinion – Agreement and Plan of Merger between The First Bancshares, Inc. and Heritage Southeast Bancorporation, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of July 27, 2022, (the “Merger Agreement”), between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”), pursuant to which HSBI will merge with and into FBMS, with FBMS surviving (the “Merger”). This opinion is being delivered in connection with FBMS’s registration statement on Form S-4, as amended (the “Registration Statement”), which includes the joint Proxy Statement of FBMS and Prospectus of FBMS, filed by FBMS with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended on the date hereof and to which this opinion is an exhibit.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement; the Registration Statement; the letters of FBMS and HSBI to Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Registration Statement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement accurately reflects the material facts of the Merger; (iii) the representations made by FBMS and HSBI in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by FBMS and HSBI in the Merger Agreement, Registration Statement, or the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com
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Tax Opinion – Agreement and Plan of Merger between The First Bancshares, Inc. and Heritage Southeast Bancorporation, Inc.

November 1, 2022

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that (i) under current law the Merger will qualify as a reorganization described in Section 368(a) of the Code and (ii) the descriptions of law and legal conclusions under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement constitutes our opinion regarding the material U.S. federal income tax consequences of the Merger to U.S. holders of HSBI Common Stock, as described and subject to the assumptions, limitations, and qualifications referred to therein.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ ALSTON & BIRD LLP